Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of XTI Aerospace, Inc. on Forms S-3 [File No. 333-292760] and [File No. 333-289194]; Forms S-1 [File No. 333-287989]; [File No. 333-233763]; and [File No. 333-232448]; Forms S-8 [File No. 333-284979]; [File No. 333-280189]; [File No. 333-276335]; [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655] of our report dated April 15, 2025, except for the effects of the Discontinued Operations as described in Note 19, which is April 15, 2026, with respect to the consolidated financial statements of XTI Aerospace, Inc. as of December 31, 2024 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY

April 15, 2026